Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150767

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, no par value	7,184,407	$31.25	$224,512,719	$8,824
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(1)
Estimated for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low price of the common stock as provided by the Nasdaq Stock Market on September 5, 2008.

(2)	Calculated in accordance with 457(r) under the Securities Act.

Prospectus Supplement
(To Prospectus dated May 9, 2008)

7,184,407 Shares

Common Stock

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This prospectus supplement relates to the offer and sale, from time to time, by the selling stockholders named herein of up to 7,184,407 shares of our common stock.  We initially issued the shares of common stock to the selling stockholders named herein in a private placement that we completed in December 2007.  The shares of common stock included in this prospectus supplement also include shares of common stock issuable upon conversion of our nonvoting preferred stock that we issued to certain selling stockholders in the December 2007 private placement and in June 2008.

We will not receive proceeds from any sale of common stock by the selling stockholders, but we have agreed to pay, on behalf of the selling stockholders, certain registration expenses relating to such shares of our common stock.  The registration of the shares does not necessarily mean that shares will be sold by the selling stockholders under this prospectus or otherwise.

The selling stockholders from time to time may offer and sell the shares held directly or through agents or broker-dealers on terms to be determined at the time of sale.  The purchase price of any shares offered by the selling stockholders likely will be the market price of a share of common stock at that time; however, it may instead be based upon privately negotiated prices.  See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PVTB.”  The last reported closing price of our common stock on September 5, 2008 was $31.85 per share.

Certain selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of common stock may be deemed to be “underwriters” under the Securities Act of 1933.  See “Plan of Distribution.”

Investing in our common stock involves risks.  See “Risk Factors” on page S-5 of this prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any governmental agency.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is September 8, 2008.

We include cross-references in this prospectus to captions elsewhere in these materials where you can find further related discussions.  The following table of contents tells you where to find these captions.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts.  The first part is the prospectus supplement, which describes the specific terms of this offering.  The second part is the prospectus, which describes more general information, some of which may not apply to this offering.  You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the caption “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “PrivateBancorp,” “Private,” the “Company,” “we,” “us,” “our” and similar references mean PrivateBancorp, Inc. and its subsidiaries.

Generally, when we refer to this “prospectus supplement,” we are referring to both the prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein unless the context suggests otherwise.  If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and in the accompanying prospectus.  We have not, and the selling stockholders have not, authorized anyone to provide you with information that is different.  This prospectus supplement and the accompanying prospectus may be used only where it is legal to sell these securities.  The information in this prospectus supplement and in the accompanying prospectus may be accurate only on the respective date of each such document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, in the accompanying prospectus and in information incorporated by reference into this prospectus supplement and the accompanying prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.  These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies, including anticipated internal growth, plans to open new offices, and to pursue additional potential development or acquisition of banks, wealth management entities, or fee-related businesses.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors.  Factors that could have a material adverse effect on our financial condition, results of operations and future prospects include, but are not limited to:

•	fluctuations in market rates of interest and loan and deposit pricing in our market areas,

•	the effect of continued margin pressure on our earnings,

•	further deterioration in asset quality,

•	insufficient liquidity/funding sources or our inability to obtain on acceptable terms or at all the funding necessary to fund our loan growth,

•	the failure to obtain on terms acceptable to us, or at all, the capital necessary to fund our growth and maintain our regulatory capital ratios above the “well-capitalized” threshold,

•	adverse developments in our loan or investment portfolios,

•	slower than anticipated growth of our business or unanticipated business declines,

•	competition,

•	unforeseen difficulties in integrating new hires,

•	failure to improve operating efficiencies through expense controls,

•	the possible dilutive effect of potential acquisitions, expansion or future capital raises,

•	legislative or regulatory changes, and

•	risks and other factors set forth under “Risk Factors” in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements.  In addition, our past results of operations do not necessarily indicate our future results.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made.  We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law.  We qualify all of our forward-looking statements by these cautionary statements.

PRIVATEBANCORP, INC.

PrivateBancorp, through our PrivateBank subsidiaries, provides distinctive, highly personalized financial services to a growing array of successful middle market privately-held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors.  The PrivateBank uses a banking model to develop lifetime relationships with its clients.  Through a growing team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit and non-credit solutions, including lending, treasury management, investment products, capital markets products and wealth management and trust services, to meet its clients’ commercial and personal needs.  Since its inception in 1989, The PrivateBank has expanded into multiple geographic markets in the Midwest and Southeastern United States through the creation of new banks and banking offices and the acquisition of existing banks.

In the fourth quarter of 2007, we announced the implementation of our new Strategic Growth Plan (our “Plan”), designed to take advantage of the disruption in the Chicago middle market commercial banking market caused by the announcement of the sale of LaSalle Bank, N.A. to Bank of America, N.A., and, as a result, seize an opportunity to expand our lines of business, product offerings and reach within our current markets as well as in select new markets, with the goal of regaining and exceeding our historical growth rate, diversifying our business and acquiring new middle market clients.  As a part of implementing the Plan, we recruited our new CEO and President, Larry D. Richman, and hired a significant number of talented, experienced middle market commercial bankers and other personnel, thereby substantially increasing the size and scope of our organization.

As of June 30, 2008, we had 22 offices located in the Atlanta, Chicago, Cleveland, Denver, Des Moines, Detroit, Kansas City, Milwaukee, Minneapolis, and St. Louis metropolitan areas.  As of June 30, 2008, we had consolidated total assets of $7.5 billion, deposits of $6.2 billion and stockholders’ equity of $645.5 million.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “PVTB.” We were incorporated in Delaware in 1989, and our principal executive offices are located at 70 West Madison, Suite 900, Chicago, Illinois 60602.  Our telephone number is 312-683-7100.  Our internet address is www.pvtb.com.  Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus supplement.

RISK FACTORS

Our business, financial condition and results of operations are subject to various risks, including those discussed below, which may affect the value of our securities.  The risks discussed below are those that we believe are the most significant risks, although additional risks not presently known to us or that we currently deem less significant may also adversely affect our business, financial condition and results of operations, perhaps materially.  Before making a decision to invest in our common stock, you should carefully consider the risks and uncertainties described below, together with all of the other information included or incorporated by reference in this prospectus supplement.

 We may not be able to implement aspects of our Strategic Growth Plan.

In the fourth quarter of 2007, we announced the implementation of our new Strategic Growth Plan, which included the hiring of our new President and CEO, Larry D. Richman, in November, as well as the hiring of a significant number of senior commercial bankers and other employees, which significantly expanded the size and scope of the Company, particularly in our Chicago offices.  Our growth strategy contemplates substantial organic growth, including the further expansion of our business and operations, the hiring of additional personnel, the addition of new and enhanced product lines and services, the establishment of additional banking offices, and the possible acquisition of other banks or banking offices in our existing or in new metropolitan markets in the United States.  Implementing our growth strategy depends in part on our ability to successfully identify and capture new business, clients, market share and potential acquisition opportunities in both our existing and new markets.  To successfully grow our business, we must also be able to correctly identify and capture profitable client relationships and generate enough additional revenue to offset the compensation and other operating costs associated with the expansion in the size and scope of the Company.  Moreover, as we open new offices we must be able to attract the necessary relationships to make these new offices cost-effective.  It is likely that the costs associated with future organic expansion or future acquisitions, including compensation-related expenses, will have an adverse effect on our earnings per share.  To the extent we hire new banking officers or open new banking or business development offices, our level of reported net income, return on average equity and return on average assets will be affected by overhead expenses associated with such hiring and operation, or start-up costs, and the related profitability will also depend on the time lag associated with new banking relationships, originating loans, and building core deposits as well as the increase in our allowance for loan losses that typically occurs as we grow our loan portfolio.  We are likely to experience the effects of higher expenses relative to operating income from any new operation and the expansion of our employee base.  These expenses may be higher than we expected, and it may take longer than expected for new hires and new offices to reach profitability.  In addition, we cannot be sure that we will be able to identify suitable opportunities for further growth and expansion, or that if we do, that we will be able to successfully integrate these new operations into our business.  If we are unable to effectively implement our growth strategies, our business may be adversely affected.

 Our growth and expansion may strain our ability to manage our operations and our financial resources.

Our financial performance and profitability depend on our ability to execute our Strategic Growth Plan.  This continued growth, however, may present operating and other challenges that could adversely affect our business, financial condition, results of operations and cash flows.

Our growth will place a strain on our infrastructure, including administrative, operational and financial resources and increased demands on our systems and controls.  Accordingly, our growth will require continued enhancements to and expansion of our operating and financial systems and controls and may strain or significantly challenge them.  The process of integrating our new personnel, as well as consolidating the businesses and implementing the strategic integration of any acquired or newly-

established banking offices and businesses with our existing business, may take a significant amount of time.  It may also place additional strain on our existing personnel and resources and require us to incur substantial expenses.  We cannot assure you that we will be able to manage our growth or effectively integrate any businesses we acquire or establish successfully or in a timely manner, or that we will be able to effectively enhance our infrastructure in order to be able to support our continued growth.  In order to continue to grow, we will also need to hire additional qualified personnel.  We cannot assure you that we will be successful in attracting, integrating and retaining such personnel.

 We may not be able to access sufficient and cost-effective sources of liquidity necessary to fund our continued and anticipated balance sheet growth.

We depend on access to a variety of funding sources, including deposits, to provide sufficient capital resources and liquidity to meet our commitments and business needs and to accommodate the transaction and cash management needs of our clients, including funding our loan growth.  Currently, our primary sources of liquidity are our clients’ deposits, as well as brokered deposits, federal funds borrowings, Federal Home Loan Bank advances, proceeds from the sale of investment securities, proceeds from the sale of additional equity or trust preferred securities and subordinated debt, and amounts available under our existing credit facility (which consists of a $24,750,000 revolving loan, a $250,000 term loan and $75,000,000 of subordinated debt).  The revolving loan under our existing credit facility expires on December 31, 2008, and there can be no assurance that we will be able to renew or replace such credit facility at that time.  Further, our credit facility includes certain financial covenants, including a return on assets covenant that is, and we expect will continue to be, difficult to satisfy due to our rapid asset growth (and which return on assets covenant was not satisfied as of December 31, 2007 or June 30, 2008, although we received a continuing waiver through December 31, 2008 with respect thereto).  If any such covenants are not satisfied or waived, then our lender will have a right to require immediate repayment of the amounts outstanding under the revolver and term loan portions of the credit facility.

Our Strategic Growth Plan anticipates continued robust loan growth, especially in commercial loans.  To the extent our deposit growth is not commensurate with or lags significantly behind our loan growth, we may not be able to fund this growth, or may need to access alternative, more expensive funding sources, including increasing our reliance on brokered deposits.  Addressing these funding needs will be even more challenging if we are not able to timely renew or replace, or if we have any accelerated repayment obligations under, our existing credit facility.  Alternatively, if additional cost-effective funding is not available on terms satisfactory to us or at all, we may need to curtail our loan growth, which could adversely affect our results of operations and earnings.

 We will need to raise additional capital in order to fund our growth and remain well-capitalized.

Our ability to raise additional capital to support our growth and meet minimum regulatory capital requirements at the holding company and at each of our bank subsidiaries is dependent on us being able to efficiently and cost-effectively access the capital markets.  Accordingly, we must be able to issue additional equity securities, trust preferred securities and/or debt when and in the amounts we deem necessary, and there must be ready purchasers of our securities willing to invest in the Company.  Furthermore, events or circumstances in the capital markets generally that are beyond the Company’s control may adversely affect our capital costs and our ability to raise capital at any given time.  Our inability to raise additional capital on terms satisfactory to us or at all may affect our ability to grow the Company and would adversely affect our financial condition and results of operations.

 Our allowance for loan losses may be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business.  Every loan we make carries a certain risk of non-payment.  This risk is affected by, among other things:

•	the credit risks posed by the particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, the changes and uncertainties as to the value of the collateral.

We maintain an allowance for loan losses at a level management believes is sufficient to absorb credit losses inherent in our loan portfolio.  The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is based on a review of available and relevant information.  The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio.  The amount of the allowance for loan losses is determined based on a variety of factors, including:

•	assessment of the credit risk of the portfolio,

•	delinquent loans,

•	impaired loans,

•	evaluation of current economic conditions in the market area,

•	actual charge-offs and recoveries during the period,

•	industry loss average,

•	historical loss experience, and

•	loan growth.

As a percentage of total loans, the allowance was 1.23% at June 30, 2008, compared to 1.17% at December 31, 2007 and 1.11% at June 30, 2007.  During the first six months of 2008, we increased our allowance as a percentage of total loans based on management’s analysis of our credit quality, including a significant increase in non-performing loans, and other factors.  Our regulators review the adequacy of our allowance and, through the examination process, have authority to compel us to increase our allowance even if we believe it is adequate.  We cannot predict whether our regulators would ever compel us to increase our allowance.  Although we believe our loan loss allowance is adequate to absorb probable and reasonably estimable losses in our loan portfolio, the allowance may not be adequate.  If our actual loan losses exceed the amount that is anticipated, our earnings could suffer.

 We may be adversely affected by interest rate changes.

Our operating results are largely dependent on our net interest income.  Fluctuations in interest rates may significantly affect our net interest income, which is the difference between the interest income earned on earning assets, usually loans and investment securities, and the interest expense paid on deposits and borrowings.  The interest rate environment over the last year has continued to compress our net interest margin.  Over the long term, we expect our net interest margin to benefit during a rising rate environment and alternatively, if market rates decrease, we expect our net interest margin to continue to decrease.  We are unable to predict fluctuations in interest rates, which are affected by factors including: monetary policy of the Federal Reserve Board, inflation or deflation, recession, unemployment rates, money supply, domestic and foreign events, and instability in domestic and foreign financial markets.

As a continuing part of our financial strategy, we attempt to manage the effect of fluctuations in market interest rates on our net interest income.  This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield.  Our asset/liability management policy is established by the investment committee of our Board of Directors and is monitored by management.  Our asset/liability management policy sets standards within which we are expected to operate.  These standards include guidelines for exposure to interest rate fluctuations, liquidity, loan limits as a percentage of funding sources, exposure to correspondent banks and brokers, and reliance on non-core deposits.  Our asset/liability policy may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition.

 We must be able to successfully integrate our new hires and maintain a cohesive culture in order for our management team to be effective.

Since September 30, 2007, we have hired a substantial number of senior commercial banking officers and other professionals as we have implemented our Strategic Growth Plan.  We must be able to integrate these new hires with our existing management and into The PrivateBank culture in order to successfully build a cohesive management team to fully realize the goals of our Strategic Growth Plan.  The inability to manage the social and cultural issues involved in this integration could adversely affect our ability to successfully re-align and grow our business as anticipated, and could cause us to incur additional cost and expense as a result of management’s time and focus being diverted toward resolving any such issues.

 The loss of key managing directors may adversely affect our operations.

We are a relationship-driven organization.  Our growth and development to date have resulted in large part from the efforts of our managing directors who have primary contact with our clients and are extremely important in maintaining personalized relationships with our client base, which is a key aspect of our business strategy and in increasing our market presence.  The loss of one or more of these key employees could have a material adverse effect on our operations if remaining managing directors are not successful in retaining client relationships of a departing managing director.

We have entered into employment contracts with Ralph B. Mandell, our Chairman, Larry D. Richman, our President and Chief Executive Officer, and numerous other executive officers and managing directors.  Despite these agreements, there can be no assurance that any of these individuals will decide to remain employed by us or that our business will be protected by various covenants not to compete or covenants not to solicit our clients that are contained in these agreements.

 Our owner-occupied commercial real estate, construction, and other commercial real estate loans generally involve higher principal amounts than our other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

At June 30, 2008, our owner-occupied commercial real estate, construction and other commercial real estate loans totaled $451.5 million, $705.5 million and $2.2 billion, respectively, or 7%, 11% and 34%, respectively, of our total loan portfolio.  The repayment of these loans generally is dependent, in large part, on the successful operation of a business occupying the property, the cost and time frame of constructing or improving a property, the availability of permanent financing, or the successful sale or leasing of the property.  These loans may be more adversely affected by general conditions in the real estate markets or in the local economy where the borrower’s business is located.  For example, on a non-owner occupied loan, if the cash flow from a borrower’s project is reduced due to leases not being obtained or renewed, that borrower’s ability to repay the loan may be impaired.  Many construction and commercial real estate loan principal payments are not fully amortized over the loan period, but have balloon payments due at maturity.  A borrower’s ability to make a balloon payment typically will depend on its ability to either refinance the loan or complete a timely sale of the underlying property, which may be more difficult in an environment of declining property values and/or increasing interest rates.

 We rely on the services of third parties to provide services that are integral to our operations.

We rely on third-party service providers to support our operations.  In particular, in our wealth management business, we have not, in the past, provided investment management services directly through our own personnel.  Rather, we have relied, and continue to rely, upon selected outside investment managers to provide investment advice and asset management services to our clients.  We cannot be sure that we will be able to maintain these arrangements on favorable terms.  Also, many of the investment managers with whom we work are affiliated with our competitors in the financial services field.  We cannot be sure that our investment managers will continue to work with us in these arrangements or that our clients will continue to utilize the services of these investment managers through us, rather than directly from the investment management firms themselves.  The loss of any of these outside investment managers may affect our ability to provide our clients with quality service or certain types of portfolio management without incurring the cost of replacing them.  We also are dependent on third-party service providers for data processing and other information processing systems that support our day-to-day banking, investment, and trust activities and on third-party providers of products and services on a private label basis that are integral to our banking relationship with our clients.  Any disruption in the services provided by these third parties could have an adverse effect on our operations and our ability to meet our clients’ needs.

 Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors.  Our future growth and success will depend on our ability to compete effectively in this highly competitive environment.  To date, we have grown our business successfully by focusing on our target markets and clientele and emphasizing consistent delivery of the high level of service and responsiveness desired by our clients.  We compete for loans, deposits, wealth management and other financial services in our geographic markets with other commercial banks, thrifts, credit unions and brokerage firms operating in the markets we serve.  Many of our competitors offer products and services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business.  In addition, larger competitors may be able to price loans and deposits more aggressively than we do.  Also, technological advances and the continued growth of internet-based banking and financial services have made it possible for non-depositary institutions to offer a variety of products and services competitive with certain areas of our business.  As we have grown, we have become increasingly dependent on outside funding sources, including brokered deposits, where we face nationwide competition.  Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured, state-chartered banks, federal savings banks, and national banks.  As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various products and services.

Our success in this competitive environment requires consistent investment of capital and human resources.  This investment is directed at generating new products and services, and adapting existing products and services to the evolving standards and demands of our clients.  Among other things, this helps us maintain a mix of products and services that keeps pace with our competitors and achieves acceptable margins, an important strategic goal.  This investment also focuses on enhancing the delivery of our products and services in order to compete successfully for new clients or additional business from existing clients, and includes investment in technology.  Falling behind our competition in any of these areas could adversely affect our business opportunities and growth, which, in turn, could have a material adverse effect on our financial condition and results of operations.

 PrivateBancorp relies on dividends from its subsidiaries for most of its revenues.

PrivateBancorp is a separate and distinct legal entity from its subsidiaries.  It receives substantially all of its revenue from dividends from its subsidiaries.  These dividends are the principal source of funds to pay dividends on the Company’s common stock and interest and principal on its debt.  Various federal and state laws and regulations limit the amount of dividends that the banks and certain non-bank subsidiaries may pay to the holding company.  In the event the banks are unable to pay dividends to PrivateBancorp, it may not be able to service its debt, pay obligations or pay dividends on the Company’s common stock.  The inability to receive dividends from the banks could have a material adverse effect on the Company’s business, financial condition and results of operations.

 Our ability to maintain a competitive advantage as a premier middle market commercial bank is highly dependent on our reputation.

Our clients trust The PrivateBank to deliver superior, highly-personalized financial service with the highest standards of ethics, performance, professionalism and compliance.  Damage to our reputation could undermine the confidence of our current and potential clients in our ability to service them, as well as the confidence of counterparties, business partners and our stockholders, and ultimately affect our ability to manage our balance sheet or effect transactions.  The maintenance of our reputation depends not only on our success in controlling and mitigating the various risks described above, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, client personal information and privacy issues, record-keeping, regulatory investigations and any litigation that may arise from the failure or perceived failure of the Company to comply with legal and regulatory requirements.

 Our accounting policies and methods are critical to how we report our financial condition and results of operations.  They require management to make estimates about matters that are uncertain.

Accounting policies and methods are fundamental to how we record and report the financial condition and results of operations.  Management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with generally accepted accounting principles and fairly present our financial condition and results of operations.

Management has identified certain accounting policies as being critical because they require management’s judgment to ascertain the valuations of assets, liabilities, commitments and contingencies.  A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or reducing a liability.  We have established detailed policies and control procedures that are intended to ensure these critical accounting estimates and judgments are well controlled and applied consistently.  In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner.  Because of the uncertainty surrounding our judgments and the estimates pertaining to these matters, we cannot guarantee that we will not be required to adjust accounting policies or restate prior period financial statements.  See the “Critical Accounting Policies” section in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1, “Basis of Presentation and Summary of Significant Accounting Principles,” to the Consolidated Financial Statements each found in our Annual Report on Form 10-K for the year ended December 31, 2007 for more information.

 Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.

From time to time, the Financial Accounting Standards Board (“FASB”) and SEC change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements.  These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations.  In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period consolidated financial statements.

 Various factors could depress the price of and affect trading activity in our common stock.

The price of our common stock can fluctuate significantly in response to a variety of factors, including, but not limited to: actual or anticipated variations in our quarterly results of operations; earnings estimates and recommendations of securities analysts; the performance and stock price of other companies that investors and analysts deem comparable to us; news reports regarding trends and issues in the financial services industry; actual or anticipated changes in the economy, the real estate market, and interest rates; our capital markets activities; mergers and acquisitions involving our peers; delays in, or a failure to realize the anticipated benefits of, an acquisition; changes in legislation or regulation impacting the financial services industry in particular, or publicly traded companies in general; regulatory enforcement or other actions against PrivateBancorp or its affiliates; and general market fluctuations.  Fluctuations in our stock price may make it more difficult for you to sell your shares of our common stock at an attractive price.

USE OF PROCEEDS

We will not receive any proceeds from sales of shares of our common stock by the selling stockholders named herein.

SELLING STOCKHOLDERS

All of the shares of common stock included under this prospectus supplement will be offered by the selling stockholders named in the table on the following pages, subject to certain restrictions as described below.  The selling stockholders may offer all, some or none of the shares of our common stock to be offered pursuant to this prospectus supplement.  As such, no estimate can be made of the total number of shares of common stock that may be offered by this prospectus supplement or as to the total number of shares of common stock that each selling stockholder will hold after the completion of this offering.

The shares of common stock that may be offered and sold by the selling stockholders under this prospectus supplement originally were issued and sold by us in connection with a private placement of 5,581,680 shares of our common stock and 1,428.074 shares of our Series A Junior Nonvoting Preferred Stock (or “Series A Stock”) pursuant to a Stock Purchase Agreement dated as of November 26, 2007 (the “November 2007 Agreement”), and a subsequent private placement offering of an additional 522.963 shares of Series A Stock pursuant to a Stock Purchase Agreement dated as of June 10, 2008.  In connection with the November 2007 Agreement, we entered into a Preemptive and Registration Rights Agreement (or “Registration Rights Agreement”), under which, among other things, we granted certain registration rights to the selling stockholders named herein with respect to the common stock issued to them and with respect to shares of common stock issuable upon conversion of the Series A Stock.

The November 2007 Agreement contains certain lock-up provisions that, subject to certain exceptions and exclusions, generally prohibit the selling stockholders from directly or indirectly offering, transferring, selling, making a contract to sell (including any short sale), granting any option to purchase or otherwise disposing of the shares of common stock offered under this prospectus supplement, or entering into any hedging transaction (as defined in the November 2007 Agreement) with respect to such shares, without the prior written consent of the Company until (i) December 11, 2008, with respect to one-half of the shares held by each selling stockholder and (ii) December 11, 2009, with respect to the remaining one-half of the shares held by each selling stockholder (the “Lock-up Period”).  During the Lock-up Period, if there occurs a change in control of the Company or an event in which the independent directors of the Company as of the date of the November 2007 Agreement no longer constitute a majority of the Company’s board of directors, all lock-up restrictions then in effect will terminate as of the date of such event.  The foregoing description of the lock-up restrictions purports to be a summary only and is qualified by reference to the Registration Rights Agreement, a form of which was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2007.  See “Where You Can Find More Information.”

The following table sets forth, to our knowledge, certain information regarding the selling stockholder’s ownership of our common stock as of September 2, 2008.  The table assumes that the selling stockholder sells all of the shares offered, and that the selling stockholder does not acquire any additional shares.

Name	Number of Shares Beneficially Owned Prior to the Offering(1)		Percentage of Shares Beneficially Owned Prior to the Offering(1)(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned Following the Offering(1)(3)		Percentage of Shares Beneficially Owned Following the Offering(3)
GTCR Fund IX/A, L.P.(4)	3,411,561	(5)	10.18%	3,411,561	—		—
GTCR Fund IX/B, L.P.(6)	568,834	(7)	1.70	568,834	—		—
GTCR Co-Invest III, L.P.(8) c/o GTCR Golder Rauner II, L.L.C. 6100 Sears Tower Chicago, Illinois 60606-6402	25,675	(9)	*	25,675	—		—
Mesirow Financial Holdings, Inc.(10)	1,068,777		3.19	870,777	198,000		*
Mesirow Financial Capital Partners IX, LP(11) 350 N. Clark Street Chicago, Illinois 60610	522,466		1.56	522,466	—		—
Edgewater Growth Capital Partners II, L.P.(12) 900 N. Michigan, #1800 Chicago, Illinois 60611	870,777		2.60	870,777	—		—
Baird Financial Corporation(13) 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202	776,936		2.32	522,466	254,470	(14)	*
SABA Investment Partners, LLC, Series 2(15) c/o Levy Family Partners LLC 444 N. Michigan Suite 3500 Chicago, Illinois 60611	182,863		*	182,863	—		—
Bruce R. Cohen and Howard B. Hirschfield, as Co-Trustees of the Wildwood Trust #3 U/A/D 7/24/87(16) c/o Wrightwood Capital Two North LaSalle Street Chicago, Illinois 60602	8,707		*	8,707	—		—
William M. Doyle Jr. and Jack M. Cohen, as Co-Trustees of the Wildwood Trust #1 U/A/D 7/24/87 2026 N. Mohawk Street Chicago, Illinois 60614	8,707		*	8,707	—		—
William M. Doyle Jr., Bernice G. Cohen, Michael A. Cohen and Bruce R. Cohen, as Co-Trustees of the Benjamin B. Cohen 1991 Trust U/A/D 12/1/91 430 Park Avenue, Suite #3C Highland Park, Illinois 60035	26,123		*	26,123	—		—
B.B. Cohen & Company, LLC 430 Park Avenue, Suite #3C Highland Park, Illinois 60035	26,123		*	26,123	—		—
John A. Edwardson 200 N. Milwaukee Vernon Hills, Illinois 60061	34,832		*	34,832	—		—
Avy H. Stein Willis Stein & Partners One N. Wacker Drive Suite 4800 Chicago, Illinois 60606	34,832		*	34,832	—		—
Jeffrey Levitetz 5400 Broken Sound Blvd. NW Suite 100 Boca Raton, Florida 33487	49,832		*	34,832	15,000		*

Name	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(1)(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned Following the Offering(1)(3)	Percentage of Shares Beneficially Owned Following the Offering(3)
Sterling Passive Investments LLC c/o Sterling Partners 1033 Skokie Blvd., Suite 600 Northbrook, Illinois 60062	34,832	*	34,832	—	—
____________
*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act.  For purposes of this table, beneficial ownership assumes conversion of any shares of Series A Stock held by the selling stockholders indicated in the footnotes hereto into the respective number of shares of common stock of the Company.

(2)	Based on 33,538,867 shares of common stock of the Company outstanding as of September 2, 2008.

(3)	Assumes all shares offered hereby are sold.

(4)
The shares beneficially owned directly by GTCR Fund IX/A, L.P. are beneficially owned indirectly by GTCR Partners IX, L.P., the general partner of GTCR Fund IX/A, L.P.; and by GTCR Golder Rauner II, L.L.C., the general partner of GTCR Partners IX, L.P.  GTCR Golder Rauner II, L.L.C., through a management committee, has voting and dispositive authority over the shares held by GTCR Fund IX/A, L.P. and therefore may be deemed to beneficially own such shares.  Collin E. Roche, a member of the board of directors of the Company, is a member of GTCR Golder Rauner II, L.L.C. and a partner of GTCR Partners IX, L.P.

(5)	Includes 1,661,499 shares of common stock issuable upon conversion of 1,661.499 shares of Series A Stock.

(6)
The shares beneficially owned directly by GTCR Fund IX/B, L.P. are beneficially owned indirectly by GTCR Partners IX, L.P., the general partner of GTCR Fund IX/B, L.P.; and by GTCR Golder Rauner II, L.L.C., the general partner of GTCR Partners IX, L.P.  GTCR Golder Rauner II, L.L.C., through a management committee, has voting and dispositive authority over the shares held by GTCR Fund IX/B, L.P. and therefore may be deemed to beneficially own such shares.  Collin E. Roche, a member of the board of directors of the Company, is a member of GTCR Golder Rauner II, L.L.C. and a partner of GTCR Partners IX, L.P.

(7)	Includes 277,034 shares of common stock issuable upon conversion of 277.034 shares of Series A Stock.

(8)
The shares beneficially owned directly by GTCR Co-Invest III, L.P. are beneficially owned indirectly by GTCR Golder Rauner II, L.L.C., its general partner.  GTCR Golder Rauner II, L.L.C., through a management committee, has voting and dispositive authority over the shares held by GTCR Co-Invest III, L.P. and therefore may be deemed to beneficially own such shares.  Collin E. Roche, a member of the board of directors of the Company, is a member of GTCR Golder Rauner II, L.L.C.

(9)	Includes 12,504 shares of common stock issuable upon conversion of 12.504 shares of Series A Stock.

(10)
Shares indicated as beneficially owned by Mesirow Financial Holdings, Inc. do not include shares held by Mesirow Financial Capital Partners IX, L.P., over which Mesirow Financial Holdings, Inc. may be deemed a beneficial owner.  James C. Tyree, a member of the board of directors of the Company, is affiliated with Mesirow Financial Holdings, Inc.  Mr. Tyree disclaims beneficial ownership of the shares held by Mesirow Financial Holdings, Inc.  Mesirow Financial Holdings, Inc. has identified itself as an affiliate of a registered broker-dealer.  Mesirow Financial Holdings, Inc. is a borrower under a credit facility with The PrivateBank & Trust Company and other syndicate banks.

(11)
Each of Mesirow Financial Services, Inc., the general partner of Mesirow Financial Capital Partners IX, L.P., and Mesirow Financial Holdings, Inc., the sole stockholder of Mesirow Financial Services, Inc., may be deemed to be a beneficial owner of the shares held by Mesirow Financial Capital Partners IX, L.P.  James C. Tyree, a member of the board of directors of the Company, is a member of the investment committee of Mesirow Financial Services, Inc.  Mr. Tyree disclaims beneficial ownership of the shares held by Mesirow Financial Capital Partners IX, L.P.    Mesirow Financial Capital Partners IX, L.P. has identified itself as an affiliate of a registered broker-dealer.

(12)
Each of Edgewater Growth Capital Management II, L.P., the general partner of Edgewater Growth Capital Partners II, L.P.; Edgewater Growth Management, LLC, the general partner of Edgewater Growth Capital Management II, L.P.; and James A. Gordon, the sole member of Edgewater Growth Management, LLC, may be deemed to be a beneficial owner of the shares held by Edgewater Growth Capital Partners II, L.P.

(13)
Paul E. Purcell, President and Chief Financial Officer of Baird Financial Corporation (“Baird”), who holds voting power with respect to 522,466 shares beneficially owned by Baird, disclaims beneficial ownership of such shares.  Baird has identified itself as an affiliate of a registered broker-dealer.

Baird and its affiliate, Robert W. Baird & Co. (“RWB”) have various business relationships with the Company and its affiliate, The PrivateBank & Trust Company (“PVTBTC”). Those business relationships include PVTBTC’s participation in a loan syndicate with respect to credit facilities provided to Baird and RWB, including a senior revolving credit facility made available to Baird in which PVTBTC’s commitment is $30 million; a 364-day revolving credit facility made available to RWB in which PVTBTC’s commitment is $10 million; and an unsecured overnight facility made available to RWB in which PVTBTC’s commitment is $10 million. RWB has provided various investment banking services to the Company, including serving as co-lead manager in the Company’s June 2008 public offering of common stock and May 2008 public offering of trust preferred securities, as well as serving as a sub-advisor in connection with the Company’s November 2007 private placement. RWB also has provided brokerage services to the Company. In addition, RWB has an agreement under which it automatically deposits uninvested client cash into an insured interest-bearing account at PVTBTC. RWB receives a fee from PVTBTC based on the aggregate amount of those deposits.

(14)	Shares consist of common stock held in client accounts as of August 27, 2008 over which RWB has investment authority.

(15)
LFP Real Estate Management, LLC, the member/manager of SABA Investment Partners, LLC, Series 2, and Levy Family Partners LLC, the member/manager of LFP Real Estate Management, LLC, each may be deemed a beneficial owner over the shares held by SABA Investment Partners, LLC, Series 2.

(16)	Bruce R. Cohen, a trustee of Wildwood Trust #3, is the chief executive officer of Wrightwood Capital, which is a borrower under a credit facility with The PrivateBank & Trust Company.

To the extent a selling stockholder identified above is, or is affiliated with, broker-dealers, it may be deemed to be, under SEC Staff interpretations, an “underwriter” within the meaning of the Securities Act.  Additional selling stockholders not named in the prospectus supplement will not be able to use this prospectus supplement for resales until they are named in the selling stockholder table by additional prospectus supplement or post-effective amendment.  Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus supplement for resales until they are named in the selling stockholders table by additional prospectus supplement or post-effective amendment.  If required, we will add transferees, successors and donees by additional prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in the prospectus supplement after the effective date of this prospectus supplement.

PLAN OF DISTRIBUTION

The selling stockholders (including their transferees, donees or pledgees) or their successors may offer and sell shares of common stock from time to time directly or through underwriters, broker-dealers or agents.  If the shares are sold through underwriters or broker-dealers, the selling stockholder will be responsible for any underwriting discounts or commissions or agent’s commissions and their professional fees.  Shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.  Such sales may be effected in transactions (which may involve block transactions):

•	on any national securities exchange or quotation service, if any, on which the securities may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing of options, whether the options are listed on an options exchange or otherwise, or

•	in any combination of the above or by any other legally available means.

In connection with any sales of shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered shares, short and deliver shares of common stock to close out such short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such securities.  The selling stockholders also may transfer, donate and pledge offered shares, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling stockholders for purposes of this transaction.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any shares of common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the shares of common stock sold by any selling stockholder a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.  The underwriter or underwriters with respect to an underwritten offering of shares of common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement.  In connection with the sale of shares of common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and also may receive commissions from purchasers of shares of common stock for whom they may act as agent.  Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale by any selling stockholder of shares of common stock.  Selling stockholders may decide to sell all or a portion of the shares of common stock offered by them pursuant to this prospectus supplement or may decide not to sell any shares of common stock under this prospectus supplement.  In addition, any selling stockholder may transfer, devise or bequeath shares of common stock by other means not described in this prospectus supplement.  Any shares of common stock covered by this prospectus supplement that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus supplement.

Notwithstanding the foregoing, each selling stockholder is restricted in offering, selling or otherwise disposing of its shares pursuant to the November 2007 Agreement for as long as the applicable lock-up restrictions on such shares remain in effect.  See “Selling Stockholders” for additional information concerning these lock-up restrictions.

The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of shares of common stock by the selling stockholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.  If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant person of any shares of common stock.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed.  All of the above may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Under the securities laws of certain states, shares of our common stock may be sold in those states only through registered or licensed brokers or dealers.  In addition, in certain states, shares of our common stock may not be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

Under the terms of the Registration Rights Agreement, we have agreed to indemnify the selling stockholders against certain civil liabilities, including liabilities arising under the Securities Act, and the selling stockholders will be entitled to contribution from us in connection with those liabilities.  The selling stockholders have agreed to indemnify us against certain civil liabilities, including certain liabilities arising under the Securities Act, and we will be entitled to contribution from the selling stockholders in connection with those liabilities.

We may suspend the use of this prospectus supplement in the event this prospectus supplement, the registration statement to which it relates or any information incorporated by reference into this prospectus supplement contains an untrue statement of a material fact or omits to state a material necessary to make the statements therein not misleading.  The periods during which we can suspend the use of the prospectus supplement may not, however, exceed a total of 45 days in any 180-day period.  We are required to provide notice of any such suspension to selling stockholders.

VALIDITY OF SECURITIES

The validity of the common stock has been passed upon for us by Vedder Price P.C., Chicago, Illinois.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 2008 and March 31, 2007 and the six-month periods ended June 30, 2008 and June 30, 2007, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate reports dated May 2, 2008 and August 8, 2008, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, respectively, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information.  Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.  Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because each report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.”  Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available on our web site at www.pvtb.com, and at the office of The Nasdaq Stock Market.  For further information on obtaining copies of our public filings at The Nasdaq Stock Market, you should call 212-656-5060.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement.  This means we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is an important part of this prospectus supplement, except for any information superseded by information in this prospectus supplement.  This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 0-25887);

•
our proxy statement in connection with our 2008 annual meeting of stockholders filed with the SEC on April 4, 2008 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•	our Quarterly Report on Form 10-Q, as amended, for the quarterly period ended March 31, 2008 (File No. 0-25887);

•	our Quarterly Report on Form 10-Q, as amended, for the quarterly period ended June 30, 2008 (File. No. 0-25887);

•
our Current Reports on Form 8-K, and amendments to such reports, filed with the SEC on January 28, 2008, February 29, 2008, March 19, 2008, April 28, 2008, May 1, 2008, May 12, 2008, May 15, 2008, May 23, 2008, May 29, 2008, May 30, 2008, June 6, 2008, June 11, 2008, June 12, 2008 (other than with respect to information filed under Item 7.01), July 1, 2008, July 7, 2008 and September 8, 2008 (File Nos. 0-25887).

•	the description of our common stock contained in the Registration Statement on Form 8-A, as amended, dated April 27, 1999 (File No. 000-25887).

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus supplement and prior to the termination of any offering covered by this prospectus supplement and any further supplements to accompanying prospectus.

We have also filed a registration statement (No. 333-150767) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus.  This prospectus supplement is part of the registration statement.  You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC.  The registration statement may contain additional information that may be important to you.

Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of the prospectus and this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any other document filed later that is also incorporated in this prospectus supplement by reference, modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement except as so modified or superseded.  The information relating to us contained in this prospectus supplement should be read together with the information contained in any other prospectus supplement and in the documents incorporated in this prospectus supplement, the accompanying prospectus and any other prospectus supplement by reference.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Such requests should be directed to Christopher J. Zinski, Esq., General Counsel, at 70 West Madison, Suite 900, Chicago, Illinois 60602, (312) 683-7100.

PROSPECTUS

Debt Securities
Junior Subordinated Debt Securities
Preferred Stock
Common Stock
Purchase Contracts
Units
Warrants
Depositary Shares
Guarantees

PrivateBancorp Capital Trust IV

Trust Preferred Securities

We may offer and sell from time to time in one or more offerings the securities listed above, and PrivateBancorp Capital Trust IV may offer and sell from time to time in one or more offerings trust preferred securities.  In addition, certain selling securityholders may offer and sell from time to time our securities that they own.  We will provide the specific terms of the securities to be offered in supplements to this prospectus and will identify, if applicable, any selling securityholders.  You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “PVTB.”

Investing in our securities involves risks.  See the section entitled “Risk Factors” contained in the applicable prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
_____________

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_____________

The date of this prospectus is May 9, 2008.

Page

About This Prospectus	i
Cautionary Statement Regarding Forward-Looking Statements	1
PrivateBancorp, Inc.	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges	2
Selling Securityholders	2
Description of Capital Stock	3
Description of Other Securities	5
Legal Matters	5
Experts	6
Incorporation of Documents by Reference	6
Where You Can Find More Information	7

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and PrivateBancorp Capital Trust IV filed with the Securities and Exchange Commission (the “SEC”) under which we or any selling securityholder identified in the future may sell securities in one or more offerings, and PrivateBancorp Capital Trust IV may sell trust preferred securities (which may be guaranteed by us) in one or more offerings to the public.  Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement also may add, update or change information contained in this prospectus.  You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about PrivateBancorp, Inc., PrivateBancorp Capital Trust IV and the securities offered under this prospectus.  That registration statement can be read at the Securities and Exchange Commission’s Internet site at www.sec.gov, or at its offices mentioned under the heading “Where You Can Find More Information.”

As used in this prospectus, the terms “PrivateBancorp,” “PrivateBank,” “we,” “our,” and “us” refer to PrivateBancorp, Inc. and our consolidated subsidiaries, unless the context indicates otherwise, and the term “the trust” refers to PrivateBancorp Capital Trust IV, a Delaware statutory trust and issuer of trust preferred securities.

This prospectus includes our trademarks and other tradenames identified herein.  All other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

You should rely only on the information contained in this prospectus and the applicable prospectus supplement or incorporated by reference in this prospectus and in any applicable prospectus supplement.  We have not authorized anyone to provide you with information that is different.  This prospectus and any applicable prospectus supplement may only be used where it is legal to sell these securities.  The information in this prospectus and in any applicable prospectus supplement may only be accurate on the date of this document.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.  These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events and our business and growth strategies, including anticipated internal growth and plans to open new offices, and to pursue additional potential development or acquisition of banks, wealth management entities, or fee-related businesses.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors including, among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section of the related prospectus supplement, and in the documents that are incorporated by reference into this prospectus and the related prospectus supplement.  Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements.  In addition, our past results of operations do not necessarily indicate our future results.  You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made.  We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law.  We qualify all of our forward-looking statements by these cautionary statements.

PRIVATEBANCORP, INC.

PrivateBancorp, Inc., through our PrivateBank subsidiaries, provides distinctive, highly personalized financial services to a growing array of successful middle market privately held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors.  The PrivateBank uses a banking model to develop lifetime relationship with its clients.  Through a growing team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit and non-credit solutions, including lending, treasury management, investment products, capital markets products and wealth management and trust services, to meet its clients’ commercial and personal needs.  Since its inception in 1989, The PrivateBank has expanded into multiple geographic markets in the Midwest and Southeastern United States through the creation of new banks and banking offices and the acquisition of existing banks.  In the fourth quarter of 2007, we announced the implementation of our new Strategic Growth Plan (the “Plan”), designed to take advantage of the disruption in the Chicago middle market commercial banking market caused by the announcement of the sale of LaSalle Bank, N.A. to Bank of America, N.A., and, as a result, seize an opportunity to expand our lines of business, product offerings and reach within our current markets as well as in select new markets.  As a part of implementing the Plan, we recruited our new CEO and President, Larry D. Richman, and hired a significant number of talented, experienced middle market commercial bankers and other personnel, thereby substantially increasing the size and scope of our organization.  As of March 31, 2008, we had 22 offices located in the Atlanta, Chicago, Cleveland, Denver, Des Moines, Detroit, Kansas City,

Milwaukee, Minneapolis, and St. Louis metropolitan areas.  As of March 31, 2008, we had consolidated total assets of $6.0 billion, deposits of $5.0 billion and stockholders’ equity of $493.2 million.

Our principal executive offices are located at 70 West Madison, Suite 900, Chicago, Illinois 60602, and our telephone number is (312) 683-7100.  We maintain a website located at www.pvtb.com.

Information contained or referenced on our website is not incorporated by reference into and does not form a part of this prospectus or any accompanying prospectus supplement.

USE OF PROCEEDS

Except as specified in any prospectus supplement that accompanies this prospectus, the net proceeds from the sale of securities to which this prospectus relates will be used for working capital and other general corporate purposes.  Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for PrivateBancorp, which includes our subsidiaries, on a consolidated basis.  The ratio of earnings to fixed charges has been computed by dividing:

•	net income plus all applicable income taxes plus fixed charges, by

•	fixed charges.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt.  Interest expense, other than on deposits, includes interest on long-term debt, FHLB advances, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007		2006		2005		2004		2003
Ratio of earnings to fixed charges
Including interest on deposits	*	1.08	x	1.39	x	1.57	x	1.88	x	1.80	x
Excluding interest on deposits	*	1.57	x	4.12	x	3.62	x	5.07	x	4.78	x
_______________
*	The earnings for the three months ended March 31, 2008 were inadequate to cover total fixed charges. The coverage deficiency for the period was $15.3 million.

SELLING SECURITYHOLDERS

If securities covered by this prospectus are to be offered and sold by selling securityholders, the applicable prospectus supplement will name the selling securityholders, the amount and type of securities being offered, and any other material terms we are required to disclose regarding the offering and the securities being sold by each selling securityholder.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is qualified, in all respects, to applicable Delaware law and provisions of our amended and restated certificate of incorporation, as amended, our amended and restated by-laws and the certificate of designations of our Series A Junior Nonvoting Preferred Stock.  These documents are incorporated by reference in this prospectus.  See “Where You Can Find More Information.”

Common Stock

We are authorized to issue 39,000,000 shares of common stock, without par value, of which 28,310,760 shares were outstanding on March 31, 2008.  As of March 31, 2008, 3,921,688 shares of our common stock were reserved for issuance upon the exercise or settlement of outstanding equity-based awards and 1,428,074 shares were reserved for issuance upon conversion of our outstanding Series A Junior Nonvoting Preferred Stock.  In addition, to the extent our stock price exceeds $45.05 per share, we may be required to issue additional shares of our common stock in the event any of our 3 5 / 8 % Contingent Convertible Senior Notes due 2027 are converted into shares of our common stock.  Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Dividends.  The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by our board of directors out of funds legally available therefor.  We may pay dividends if, as and when declared by our board of directors.  The payment of dividends is subject to limitations imposed by the Delaware General Corporation Law, or DGCL, and applicable banking laws and regulations.  If we issue additional series of preferred stock in the future, the holders thereof may have a priority over the holders of the common stock with respect to dividends.  No dividends shall be paid or declared on any particular series of preferred stock unless dividends shall be paid or declared pro rata on all outstanding shares of preferred stock in each other series which ranks equally as to dividends with such particular series.

Voting Rights.  The holders of our common stock possess voting rights in us.  Stockholders elect our board of directors and act on such other matters as are required to be presented to them under the DGCL, requirements of the Nasdaq Stock Market or our amended and restated certificate of incorporation, or as are otherwise presented to them by the board of directors.  Each holder of common stock is entitled to one vote per share on all matters to be voted upon by our stockholders and does not have any right to cumulate votes in the election of directors or otherwise.  Accordingly, holders of more than 50% of the outstanding shares of our common stock are able to elect all of the directors to be elected each year.  Certain matters require a two-thirds stockholder vote under our amended and restated certificate of incorporation.

Liquidation.  In the event of our liquidation or dissolution, the holders of shares of common stock are entitled to share ratably in any of our assets retained after payment in full to creditors and, if any preferred stock is then issued and outstanding, after payment to holders of such preferred stock but only to the extent of any liquidation preference.  Holders of our outstanding Series A Junior Nonvoting Preferred Stock currently have, and if additional series of preferred stock are issued, the holders thereof may have, a priority over the holders of our common stock in the event of any liquidation or dissolution.

Preemptive Rights and Redemption.  Under our amended and restated certificate of incorporation, the terms of our common stock do not entitle holders to preemptive rights with respect to any shares that we may issue in the future, and our common stock is not subject to mandatory redemption by us.  However, certain affiliates of GTCR Golder Rauner II, L.L.C., or GTCR, that hold shares of our common stock are contractually entitled to preemptive rights in certain circumstances.  See “Series A Junior Nonvoting Preferred Stock — Preemptive Rights.”

Undesignated Preferred Stock

Our board of directors is authorized, pursuant to our amended and restated certificate of incorporation, to issue up to 1,000,000 shares of preferred stock, without par value, in one or more series with respect to which our board of directors, without stockholder approval, may determine voting, conversion and other rights, which could adversely affect the rights of the holders of our common stock.  Except for 1,428.074 shares of preferred stock designated Series A Junior Nonvoting Preferred Stock outstanding as of March 31, 2008, no shares of our authorized preferred stock are issued or outstanding.  Other than the holders of our Series A Junior Nonvoting Preferred Stock with respect to such shares of Series A Junior Nonvoting Preferred Stock, stockholders do not have preemptive rights to subscribe for shares of preferred stock.  See “Series A Junior Nonvoting Preferred Stock” for a description of these securities.

The rights of the holders of our common stock would generally be subject to the prior rights of the preferred stock that may be issued in the future with respect to dividends, liquidation preferences and other matters.  The dividend rights, dividend rates, conversion rights, conversion prices, voting rights, redemption rights and terms (including sinking fund provisions, if any), the redemption price or prices and the liquidation preferences of any future series of the authorized preferred stock and the numbers of such shares of preferred stock in each series will be established by our board of directors as such shares are to be issued.  It is not possible to state the actual effect of currently undesignated preferred stock on the rights of holders of common stock until the board of directors determines the rights of the holders of a series of the preferred stock.  However, such effects might include (i) restrictions on our ability to pay dividends on our common stock; (ii) dilution of the voting power of our common stock to the extent that the preferred stock were given voting rights; (iii) dilution of the equity interest and voting power of our common stock if the preferred stock were convertible into common stock; and (iv) restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to holders of the preferred stock.

Furthermore, our board of directors could direct us to issue, in one or more transactions, shares of preferred stock or additional shares of common stock or rights to purchase such shares (subject to the limits imposed by applicable laws and the rules of any stock exchange to the extent that such rules are or may become applicable to, or may be observed by, us) in amounts which could make more difficult and, therefore, less likely, a takeover, proxy contest, change in our management or any other extraordinary corporate transaction which might be opposed by the incumbent board of directors. Any issuance of preferred stock or of common stock could have the effect of diluting the earnings per share, book value per share and voting power of common stock held by our stockholders.

Should we undertake a public offering of one or more new series of preferred stock, a description specific to that series of preferred stock will be set forth in the applicable prospectus supplement.

Series A Junior Nonvoting Preferred Stock

We have designated 1,428.074 shares of our preferred stock as “Series A Junior Nonvoting Preferred Stock,” which we refer to herein as our “Series A Stock,” all of which were outstanding as of March 31, 2008.  Each share of our Series A Stock has the same relative rights as, and is identical in all respects with, each other share of Series A Stock.

Dividends.  The holders of our Series A Stock are entitled to receive and share equally in such cash dividends, if any, declared by our board of directors in respect of our common stock based on the number of shares into which the Series A Junior Nonvoting Preferred Stock is convertible from funds legally available therefor.

Voting Rights.  The holders of our Series A Stock are not entitled to vote on any matter except as may be required by law.  Any amendment or modification of the certificate of designations establishing the Series A Stock requires the prior written consent of the holders of a majority of the Series A Stock.

Conversion.  Holders of our Series A Stock may convert their shares into common stock if (i) it is permitted under applicable federal banking laws and regulations or (ii) the holder is transferring the holders’ shares of Series A Stock (or common stock issued upon conversion of Series A Stock) in connection with a “Widely Dispersed Offering.”  The term “Widely Dispersed Offering” means (a) a widely distributed public offering, (b) a public offering, private placement or other sale in which no one party acquires the right to purchase in excess of 2% of our voting shares, (c) in the case of shares of Series A Stock held by certain affiliates of GTCR, distributions to such holder’s partners and their affiliates, or (d) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely distributed public offering on the holder’s behalf. Subject to the foregoing restrictions as well as adjustments to account for stock splits, stock combinations and dividends payable in common stock, if any, that may occur in the future, each share of Series A Stock is convertible into 1,000 shares of common stock.

Liquidation.  In the event of our liquidation or dissolution, the holders of our Series A Stock would be entitled to receive out of our assets available for distribution to our stockholders and before any payment to holders of any of our stock ranking junior to the Series A Stock, including our common stock, an amount per share equal to the greater of (a) $0.01 plus an amount equal to any declared but unpaid dividends on the Series A Stock, and (b) the amount that a holder of one share of Series A Stock would be entitled to receive if such share were converted into common stock immediately prior to our liquidation or dissolution plus any declared but unpaid dividends.

Preemptive Rights.  The terms of the Series A Stock do not provide for preemptive rights.  However, so long as certain holders of our outstanding Series A Stock affiliated with GTCR collectively own five percent or more of our outstanding common stock (assuming conversion), they are entitled to preemptive rights with respect to any shares of common stock (or securities convertible into, exchangeable for or equivalent to common stock) that we may offer and issue in the future, other than generally for offerings and issuances under our equity benefit and compensation plans and in connection with certain strategic transactions, such as acquisitions.

Redemption.  Our Series A Stock is not subject to mandatory redemption.

DESCRIPTION OF OTHER SECURITIES

We will set forth in a prospectus supplement, as applicable, a description of our debt securities, which may include senior or subordinated debt securities, our junior subordinated debt securities, purchase contracts, units, warrants, depositary shares, and guarantees or any other security that we may offer under this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of our securities will be passed upon for us by Vedder Price P.C., Chicago, Illinois, and Richards Layton & Finger, P.A., special counsel to the trust, will pass upon certain legal matters for the trust.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate report dated May 2, 2008, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information.  Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.  Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus.  This means we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is an important part of this prospectus, except for any information superseded by information in this prospectus or the applicable prospectus supplement.  This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 0-25887);

•
our proxy statement in connection with our 2008 annual meeting of stockholders filed with the SEC on April 4, 2008 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2008 (File No. 0-25887); and

•	our Current Reports on Form 8-K filed with the SEC on January 28, 2008, February 29, 2008, March 19, 2008, April 28, 2008 and May 1, 2008 (File Nos. 0-25887).

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of any offering covered by this prospectus and any applicable prospectus supplement.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any applicable prospectus supplement, or in any other document filed later that is also incorporated in this prospectus or any applicable prospectus supplement by reference, modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.  The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Such requests should be directed to Dennis L. Klaeser, Chief Financial Officer, at 70 West Madison, Suite 900, Chicago, Illinois 60602, (312) 683-7100.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 to which this prospectus relates.  This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and in the exhibits attached or incorporated by reference in the registration statement.  For further information about us and our securities, you should refer to the registration statement and to any applicable supplement(s) to this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  These filings are available to the public over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549.  Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.  Our SEC filings are also available on our website at www.pvtb.com and at the office of the Nasdaq Stock Market.  For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call (212) 656-5060.